                                      FILED UNDER RULE 424(b)(3) OF REGULATION C
                                                      SEC FILE NUMBER: 333-53157
PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JULY 2, 1998)




                                CENTOCOR, INC.

              $460,000,000 PRINCIPAL AMOUNT OF 4 3/4% CONVERTIBLE
                       SUBORDINATED DEBENTURES DUE 2005
                 (INTEREST PAYABLE AUGUST 15 AND FEBRUARY 15)
                   ----------------------------------------
                            9,338,015 COMMON SHARES
                          ($.01 PAR VALUE PER SHARE)
                           ------------------------

        The information in this Prospectus Supplement concerning the Selling Securityholders supplements the statement set forth under the caption "Selling Securityholders" in the Prospectus, as supplemented on July 9, 16 and 29, 1998, August 4, 11, 18 and 24, 1998, September 1, 3, 15, 21 and 24, 1998, October 1,
13, 14 and 20, 1998, November 9, 12, 16, 20 and 30, 1998, December 3, 17, and
29, 1998, january 4 and 6, 1999, February 17, 1999, March 3, 11, 16, 22 and 25,
1999, April 26 and 30, 1999, May 17 and 26, 1999, June 15, 1999, July 28 and 30,
1999 and August 17, 1999. Capitalized terms used and not defined herein shall have the meanings given to them in the Prospectus.

                            SELLING SECURITYHOLDERS

        The information set forth under the caption "Selling Securityholders" in the Prospectus, as supplemented on July 9, 16 and 29, 1998, August 4, 11, 18 and 24, 1998, September 1, 3, 15, 21 and 24, 1998, October 1, 13, 14 and 20, 1998,
November 9, 12, 16, 20 and 30, 1998, December 3, 17, and 29, 1998, January 4 and 6, 1999, February 17, 1999, March 3, 11, 16, 22 and 25, 199, April 26 and 30,
1999, May 17 and 26, 1999, June 15, 1999, July 28 and 30, 1999 and August 17,
1999 is supplemented to add the following:


                                                                                NUMBER OF
                                                                               CONVERSION
 NAME OF SELLING        AMOUNT OF DEBENTURES           PERCENT OF              SHARES THAT
SECURITYHOLDER(1)        BENEFICIALLY OWNED     OUTSTANDING DEBENTURES        MAY BE SOLD(2)
-----------------       --------------------    ----------------------        --------------
Maurice
Van Besien                    $20,000                   .004%                      406

----------------------------
(1) The information set forth herein is as of August 20, 1999 and will be updated as required.

(2) Assumes conversion of the full amount of Debentures held by such holder at the initial conversion price of $49.261 per share of Common Stock. Under the terms of the Indenture, fractional shares will not be issued upon conversion of the Debentures; cash will be paid in lieu of any fractional shares.

The date of this Prospectus Supplement is August 20, 1999.